SCHEDULE 14A INFORMATION

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Transgenomic, Inc.

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2009 ANNUAL REPORT

NOTICE OF 2010 ANNUAL MEETING AND PROXY STATEMENT

2009 ANNUAL REPORT ON FORM 10-K

TO OUR SHAREHOLDERS:

The year 2009 was transformative for Transgenomic as we embarked on a number of initiatives with potential to greatly increase our presence in the molecular diagnostic industry and to positively affect the financial performance of our company for many years to come.

We completed the licensing of COLD-PCR from the world-renowned Dana-Farber Cancer Institute with the goal of playing a significant role in realizing the promise and power of personalized medicine. COLD-PCR (Coamplification at Lower Denaturation Temperature-PCR) allows us to discover genetic mutations in tissue samples with sensitivity as much as 50 to 100 times higher than competing technologies. By obtaining a more accurate picture of mutated DNA molecules, we may be able to discover why and how certain drugs work in some people and not in others. This knowledge may allow for the resurrection of a number of drug candidates that failed in pivotal trials, as well as new testing that could be initiated in a much more tightly targeted patient population. We also may be able to detect disease earlier and subsequently monitor the disease and therapeutic response.

We believe COLD-PCR has the potential to be a “game changer” and to give us the opportunity to develop better, more accurate mutation tests and add them to our product offering. In conjunction with a pharmaceutical company partner, we have validated the ability of COLD-PCR to detect colorectal tumor associated KRAS mutations with 100% concordance between mutation results obtained in plasma and the matched tumor KRAS genotype. Throughout 2010 we will continue our validation studies. Our goal is to develop additional cancer assays to complement our KRAS kit run on our SURVEYOR Nuclease and WAVE® HS DHPLC platforms, and for processing both in our CLIA-certified laboratory and pharmacogenomics laboratory as well as direct sales to end users.

We continued our work in mitochondrial mutations in neurological diseases with the signing of an exclusive licensing option for a set of validated mitochondrial DNA mutations found in Parkinson’s disease patients. We believe these mutations can form the basis of a novel and accurate diagnostic test that will work with our platform mitochondrial mutation detection technology. We are also looking at mitochondrial mutations in Alzheimer’s disease, heart disease and other diseases that may be caused by oxidative stress. We have the exclusive license to perform this testing in our laboratory or convert these tests into a kit format for broad sale.

We expanded our potential diagnostic offerings in early 2010 by licensing intellectual property related to a test to determine if there is an increased risk for developing autism in a newborn with an autistic sibling. Such siblings have more than twice the chance of autism. It has been shown that early intervention can have a significant impact on the development of an autistic child. Recent research has shown that there are signs of developing autism as early as 12 months of age, but these signs are often missed. By developing and commercializing this test, we can provide a valuable service for parents of children in the elevated risk group. We expect to develop this test in our CLIA laboratory and to begin marketing it through our lab sales team in the second quarter of 2010.

Our 2009 financial results were impacted by the worldwide recession and credit crunch. We reported a net loss of $1.9 million for the year, compared with a net loss for 2008 of $495,000. Net sales were $22.0 million, down from $24.0 million for 2008, largely due to a 12% decline from the instrument sales side of our business. Sales in our laboratory services business were up 7%. Due to careful working capital management, cash flow from operations was $1.3 million for 2009, whereas cash used in operations was $413,000 for 2008. We believe that the work we are doing on the diagnostic side will provide for smoother and accelerating revenues in the coming years.

We are very excited by the potential for growth that resides at Transgenomic, and I thank you for your continued support.

Craig Tuttle

President and Chief Executive Officer

TRANSGENOMIC, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 19, 2010

The Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) will be held at our offices, 12325 Emmet Street, Omaha, Nebraska, on Wednesday, May 19, 2010 at 9:30 a.m. Central Daylight Time, for the following purposes:

(1)	To elect two Class I directors; and
(2)	Ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for fiscal 2010.

Please read the enclosed Proxy Statement for important information about the Annual Meeting.

Only stockholders of record at the close of business on March 22, 2010 are entitled to notice of, and to vote at, the Annual Meeting.

Please sign and return the enclosed proxy card using the envelope provided. You can revoke your proxy at any time. If you attend the Annual Meeting in person you may withdraw your proxy and vote in person.

By Order of the Board of Directors

Debra A. Schneider, Chief Financial Officer, Vice President, Secretary and Treasurer

Omaha, Nebraska

April 15, 2010

IMPORTANT: IT IS IMPORTANT THAT WE RECEIVE YOUR PROXY TO ENSURE A QUORUM AT THE ANNUAL MEETING. BY PROMPTLY RETURNING YOUR PROXY CARD TO US, YOU WILL SAVE THE COMPANY THE EXPENSE OF FURTHER PROXY SOLICITATION.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 19, 2010. THIS PROXY STATEMENT AND THE 2009 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE FREE OF CHARGE ON THE COMPANY’S WEBSITE AT http://www.transgenomic.com/ir/docs/ar/AR2009.pdf.

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska 68164

PROXY STATEMENT

for

ANNUAL MEETING OF STOCKHOLDERS

of

TRANSGENOMIC, INC.

We are sending this Proxy Statement to you in connection with our request for your proxy to use at the Annual Meeting of Stockholders of Transgenomic, Inc. (the “Company”) to be held on May 19, 2010. Only those owners of our common stock of record at the close of business on March 22, 2010 (the “Record Date”) are entitled to vote at the Annual Meeting. This Proxy Statement, along with the Notice of the Annual Meeting, the Annual Report to Stockholders and a proxy card are being first mailed to stockholders on or about April 19, 2010.

Your proxy is being solicited by the Board of Directors of the Company and will give them or our Chief Executive Officer the power to vote on your behalf at the Annual Meeting. All shares of the Company’s common stock represented by properly executed and unrevoked proxies will be voted by the Board of Directors or the Chief Executive Officer in accordance with the directions given by those proxies. Where no instructions are indicated, the Board of Directors or the Chief Executive Officer will vote “FOR” each of the proposals that will be considered at the Annual Meeting. In addition, the Board of Directors believes outstanding shares owned by current executive officers and directors of the Company will be voted “FOR” each such proposal. Shares owned by these persons represent approximately 2% of the total shares outstanding as of the Record Date.

You may revoke your proxy at any time before it is exercised by the Board of Directors or the Chief Executive Officer at the Annual Meeting. If you decide to do this, you will need to give the Secretary of the Company written notice that you want to revoke the proxy or you can submit a new proxy to the Secretary. In addition, if you attend the Annual Meeting in person, you may withdraw your proxy and vote in person. Shares of common stock entitled to vote and represented by properly executed, returned and unrevoked proxies will be considered present at the Annual Meeting for purposes of establishing a quorum. This includes shares for which votes are withheld, abstentions are cast or there are broker nonvotes. The holders of at least a majority of our common stock issued and outstanding on the Record Date must be present at the Annual Meeting, either in person or by proxy, in order for there to be a quorum.

Voting Securities and Beneficial Ownership by Principal Stockholders and Our Directors and Officers

On the Record Date there were 49,189,672 issued and outstanding shares of our common stock. Each share of common stock is entitled to one vote on each matter to be voted on at the Annual Meeting. Stockholders do not have the right to cumulate votes in the election of directors.

This table shows the beneficial ownership of our common stock by our directors and all nominees for director, by those of our executive officers who are named in the Summary Compensation Table, by all of our current executive officers and directors as a group, and by each person we believe beneficially owns more than 5% of our outstanding common stock as of March 22, 2010, the record date established for our Annual Meeting of Stockholders. Each stockholder named in this table has sole voting and investment power over the shares he or she beneficially owns and all such shares are owned directly by the stockholder unless otherwise indicated. Stock ownership information of persons other than our current executive officers and directors is based on available information including, but not limited to, Schedules 13D, 13F or 13G filed with the Securities and Exchange Commission (the “SEC”) or information supplied by these persons.

Name	Number of Shares Beneficially Owned		Percent Of Class

Directors and Executive Officers
Craig J. Tuttle, President and Chief Executive Officer, Director	493,602	(1)	*
Debra A. Schneider, Chief Financial Officer, Vice President, Secretary and Treasurer	266,667	(2)	*
Eric P. Kaldjian, Chief Scientific Officer	133,335	(3)	*
Chad M. Richards, Senior Vice President, Sales and Marketing	158,333	(4)	*
Jeffrey L. Sklar, M.D., Ph.D., Director	33,000	(5)	*
Gregory T. Sloma, Director	15,000	(6)	*
Rodney S. Markin, M.D., Ph.D., Director	15,000	(7)	*
Antonius P. Schuh, Ph.D., Director	5,000	(8)	*
Michael B. McNulty, Director	5,000	(9)	*
All directors and executive officers as a group (9 persons)	1,124,937	(10)	2.2%

Other Shareholders
LeRoy C. Kopp	12,813,374	(11)	26%
Barclays PLC	4,974,849	(12)	9.9%
AMH Equity, LLC	4,850,000	(13)	9.9%
Michael A. Roth and Brian J. Stark	3,301,756	(14)	6.7%

*	Represents less than 1% of the outstanding common stock of the Company.

(1)

Consists of vested options (or options which will become vested within 60 days) to purchase 200,000 shares at $0.75 per share, 200,000 shares at $0.69 per share and 93,602 shares at $0.66 per share. Mr. Tuttle also holds unvested options to purchase an additional 106,398 shares at $0.66 per share.

(2)

Consists of vested options (or options which will become vested within 60 days) to purchase 100,000 shares at $0.42 per share, 66,667 shares at $0.53 per share and 100,000 shares at $0.71 per share. Ms. Schneider also holds unvested options to purchase an additional 33,333 shares at $.53 per share.

(3)

Consists of vested options (or options which will become vested within 60 days) to purchase 33,334 shares at $0.86 per share, 33,334 shares at $0.56 per share and 66,667 shares at $0.53 per share. Dr. Kaldjian also holds unvested options to purchase 66,666 shares at $0.86, 66,666 shares at $0.56 per share and 33,333 shares at $0.53 per share.

(4)

Consists of 25,000 shares owned by Mr. Richards and vested options to purchase 133,333 shares at $0.69 per share. Mr. Richards also holds unvested options to purchase an additional 66,667 shares at $0.69 per share.

(5)

Consists of vested options (or options which will become vested within 60 days) to purchase 9,000 shares at $13.00 per share, 3,000 shares at $6.38 per share, 6,000 shares at $6.16 per share, 5,000 shares at $1.09 per share, 5,000 shares at $0.70 per share and 5,000 shares at $0.69 per share. Dr. Sklar also holds unvested options to purchase an additional 5,000 shares at $0.74 per share and 5,000 shares at $0.45 per share.

(6)

Consists of vested options (or options which will become vested within 60 days) to purchase 5,000 shares at $1.03 per share, 5,000 shares at $0.70 per share and 5,000 shares at $0.69 per share. Mr. Sloma also holds unvested options to purchase an additional 5,000 shares at $0.74 per share and 5,000 shares at $0.45 per share.

(7)

Consists of vested options (or options which will become vested within 60 days) to purchase 15,000 shares at $0.70 per share. Dr. Markin also holds unvested options to purchase 5,000 shares at $0.74 per share and 5,000 shares at $0.45 per share.

(8)

Dr. Schuh holds options to purchase 5,000 shares at $0.45 per share which may be acquired by Dr. Schuh within 60 days through the exercise of stock options. Dr. Schuh also holds unvested options to purchase 10,000 shares at $0.45 per share.

(9)

Mr. McNulty holds options to purchase 5,000 shares at $0.45 per share which may be acquired by Mr. McNulty within 60 days through the exercise of stock options. Mr. McNulty also holds unvested options to purchase 10,000 shares at $0.45 per share.

(10)	Includes shares which may be acquired by executive officers and directors as a group within 60 days through the exercise of stock options.

(11)

Consists of shares owned directly by Mr. Kopp, shares held in individual retirement accounts established for Mr. Kopp and his spouse; shares held in the Kopp Family Foundation of which he is a director; and shares held in discretionary client accounts managed by Kopp Investment Advisors, LLC of which he is the Chief Executive Officer. The business address of each of these beneficial owners is 7701 France Avenue South, Suite 500, Edina, Minnesota 55435.

( [1] 2)

Consists of 3,711,496 shares of common stock and warrants to purchase 1,263,353 shares at $1.20 per share. Barclays PLC holds additional warrants to purchase 1,263,353 shares at $1.20 per share that are not included in the beneficial ownership table because such warrants are subject to an exercise cap which precludes Barclays PLC from exercising such warrants to the extent that such owners would beneficially own in excess of 9.9% of the Company’s common stock. The business address of this beneficial owner is 1 Churchill Place, London, E14 5HP England.

(13)

Consists of 4,850,000 shares of common stock held by AMH Equity, LLC which is the general partner of Leviticus Partners, L.P. The business address of this beneficial owner is 60 East 42nd Street, Suite 901, New York, New York 10165.

(1 4 )

Consists of 3,301,756 shares of common stock. These beneficial owners hold warrants to purchase 1,089,109 shares at $1.20 per share which are not included in the beneficial ownership table because such warrants are subject to an exercise cap which precludes the holder thereof from exercising such warrants to the extent that such owner would beneficially own in excess of 4.9% (which may be waived by the holder not less than 61 days after notice to the Company) and 9.9% of the Company’s common stock. These shares and warrants are held by SF Capital Partners, Ltd. As managing members of Stark Offshore Management LLC, Messrs. Roth and Stark have sole or shared voting and dispositive power over these shares and warrants. The address of each of these beneficial owners is 3600 South Lake Drive, St. Francis, Wisconsin 53235.

PROPOSAL TO ELECT CLASS I DIRECTORS

Board of Directors and Committees

Our entire Board of Directors consists of seven positions of which six are currently occupied. The Board of Directors is divided into three classes with directors in each class serving for a term of three years. The terms of office of the current Class I, Class II and Class III directors will expire in 2010, 2011 and 2012, respectively.

The Board of Directors has nominated Craig J. Tuttle and Michael B. McNulty as Class I directors to serve three-year terms expiring in 2013. The Board of Directors knows of no reason why Mr. Tuttle or Mr. McNulty might be unavailable to serve. There are no arrangements or understandings between Mr. Tuttle or Mr. McNulty and any other person pursuant to which he was selected as a nominee. Mr. Tuttle and Mr. McNulty are current members of the Board of Directors and each has expressed an intention to continue to serve on the Board of Directors if he is elected.

The election of a director requires the affirmative vote of a plurality of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that votes withheld and broker nonvotes with respect to the election of director will have no effect on the election of director. If either Mr. Tuttle or Mr. McNulty is unable to serve as a director, the Board of Directors may nominate a substitute nominee. In that case, the Board of Directors will vote all valid proxies that voted in favor of Mr. Tuttle or Mr. McNulty, as the case may be, for the election of the substitute nominee.

The Board of Directors recommends that the stockholders vote “FOR” the election of Mr. Tuttle and Mr. McNulty as Class I Directors.

The Board believes that each director nominee possesses the qualities and experience that nominees should possess. The Board seeks out, and the Board is comprised of, individuals whose background and experience complement those of other Board members.

The following table sets forth information about our directors, including the nominees who are to be voted on at the Annual Meeting. The Board of Directors has determined that Messrs. McNulty, Schuh, Markin, Sloma and Sklar are independent directors of the Company under the listing standards adopted by the Securities and Exchange Commission.

Name	Age	Principal Occupation	Director Since	Term To Expire

		NOMINEE

Michael B. McNulty	61	General Manager of Clinical Diagnostic Programs at Agilent Technologies(1)	2009	2013

Craig J. Tuttle	58	President & Chief Executive Officer of Transgenomic, Inc.(2)	2007	2013

		DIRECTORS CONTINUING IN OFFICE

Rodney S. Markin, M.D., Ph.D.	53	Chairman of the Board, Transgenomic. Inc, President of University of Nebraska Medical Center Physicians(3)	2007	2012

Antonius P. Schuh, Ph.D.	46	Chief Executive Officer of Sorrento Therapeutics, Inc.(4)	2009	2012

Jeffrey L. Sklar, M.D., Ph.D.	62	Professor of Pathology, Yale University School of Medicine(5)	1997	2011

Gregory T. Sloma	58	President of G.O., Inc.(6)	2004	2011

(1)

Mr. McNulty has been employed with Agilent Technologies since 2004. The Board selected Mr. McNulty to serve as a director because it believes he possesses valuable biotechnology industry experience, including extensive experience in laboratory services. His experience in laboratory services is particularly valuable to the Company as it continues to focus its concentration on increasing its laboratory business.

(2)

From 2004 to 2005, Mr. Tuttle was President and Chief Operating Officer of Duke Scientific. From 1999 to 2003, Mr. Tuttle served as President and Chief Executive Officer of Applied Biotech, Inc. The Board selected Mr. Tuttle to serve as a director because he is the Company’s Chief Executive Officer. He has expansive knowledge and experience in the biotech industry, as well as relationships with chief executives and other senior management at biotech companies.

(3)

Dr. Markin is also Professor of Pathology and Microbiology and Surgery, Senior Associate Dean for Clinical Affairs, College of Medicine at the University of Nebraska Medical Center and Chairman and President of UNMC Physicians (the UNMC medical practice). Dr. Markin is also a director of Nebraska Surgical Solutions, Inc. The Board selected Dr. Markin to serve as a director because he has valuable executive experience in the healthcare business. Dr. Markin also has extensive experience serving on other boards. His ability to communicate and encourage discussion makes him an effective lead independent director for the Board.

(4)

Dr. Schuh co-founded Sorrento Therapeutics, Inc. in January 2006 and has served as its Chairman since such time and as its Chief Executive Officer since November 2008. From April 2006 to September 2008 Dr. Schuh served as CEO of AviaraDx, Inc. (now bioTheranostics, Inc., a bioMerieux Company). From March 2005 to April 2006 Dr. Schuh was CEO of Arcturus Bioscience, Inc. In addition Dr. Schuh was a director of Sequenom, Inc. from May 2000 to February 2005. The Board selected Dr. Schuh to serve as a director because it believes he possesses valuable biotech experience and extensive executive management experience in the industry which brings a unique and valuable perspective to the Board.

(5)

From 1989 to 2003, Dr. Sklar was Professor of Pathology, Harvard Medical School. The Board selected Dr. Sklar to serve as a director because he has valuable experience in academic positions relating to pathology which is particularly relevant to the Company’s strategy to expand its molecular clinical reference laboratory services specializing in mitochondrial and molecular diagnostic testing.

(6)

From 2004 to 2006, Mr. Sloma was President and Chief Financial Officer of SpeedNet Services, Inc. From 1993 to 2003, Mr. Sloma served in several capacities at Data Transmission Network Corporation (DTN), a publicly traded electronic information company, including Vice Chairman, Director of Mergers and Acquisitions, Chief Executive Officer, President and Chief Financial Officer. Prior to joining DTN, Mr. Sloma spent seventeen years at Deloitte & Touche. He is a Certified Public Accountant. Mr. Sloma is also a director of Financial Transmission Network, Inc. (a provider of electronic payment technology solutions). Mr. Sloma was a director of West Corporation from January 2005 to October 2006. The Board selected Mr. Sloma to serve as a director because of his valuable financial expertise, including his extensive public accounting experience, executive experience and his service on other public company boards. The Company also benefits from Mr. Sloma’s status as a financial expert under Sarbanes Oxley.

Information regarding our other executive officers is found in our Form 10-K that is part of the Annual Report to Stockholders that accompanies this Proxy Statement. The Board of Directors has adopted a code of ethical conduct that applies to our principal executive officers and senior financial officers as required by Section 406 of the Sarbanes Oxley Act of 2002. This code of ethical conduct is embodied within our Business Ethics Policy, which applies to all persons associated with the Company, including our directors, officers, and employees. The Business Ethics Policy is available on our website at www.transgenomic.com.

The Board of Directors conducts its business through meetings of the Board and actions taken by written consent in lieu of meetings and by the actions of its committees. During the year ended December 31, 2009, the Board of Directors held six meetings and acted by written consent in lieu of a meeting one time. All directors attended at least 75% of the meetings of the Board of Directors and of the committees of the Board of Directors on which they served during 2009.

There are no family relationships among directors or executive officers of the Company. There are no arrangements or understandings between any of our directors, director nominees or executive officers pursuant to which he was or is to be selected as a director, director nominee or executive officer. None of our directors, director nominees or executive officers have been subject to legal or regulatory proceedings during the past ten years which are material to an evaluation of the ability or integrity of such person to serve the Company.

The Board of Directors has established and assigned certain responsibilities to an Audit Committee and a Compensation Committee. We do not have a standing nominating committee. The Board determined that due to the relatively small size of the Board, and due to the policy on director nominations, which is described below, it was not necessary to form a separate committee to evaluate director nominations. Under the director nomination policy, director candidates are identified primarily through suggestions made by directors, management and stockholders of the Company. We have implemented no material changes to the procedures by which stockholders may recommend nominees for the Board of Directors. The Board of Directors will consider director nominees recommended by stockholders that are submitted in writing to the Secretary or Chief Executive Officer of the Company in a timely manner and which provide necessary biographical and business experience information regarding the nominee. All candidates for director will be evaluated based on their independence, character, judgment, diversity of experience, financial or business acumen, ability to represent and act on behalf of all stockholders, and the needs of the Board. The Board also values diversity as a factor in selecting nominees to serve on the Board. Although the Board does not have a specific policy on diversity, the Board considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Board expects to nominate incumbent directors who express an interest in continuing to serve on the Board. The independent directors of the Company review and consider all candidates to serve as a director of the Company who are properly suggested by directors, management and stockholders of the Company, and the Board of Directors selects its nominees to serve as a director of the Company from among those candidates who are recommended to the Board of Directors by a majority of the independent directors of the Company.

Audit Committee.    The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with independent auditors the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent auditors and reviewing any transactions between the Company and related parties. Our independent auditors report directly and are accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent auditors and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent auditors. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent auditors. The rendering of any auditing services and all non-auditing services by the independent auditors is subject to the approval in advance of the Audit Committee. The Audit Committee operates under a written charter which is available on our website at www.transgenomic.com. The Audit Committee is required to be composed of directors who are independent of the Company under the rules of the Securities and Exchange Commission. The current members of the Audit Committee are directors Sloma, Markin and McNulty. The Board of Directors has determined that Mr. Sloma qualifies as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. The Audit Committee met six times during 2009.

Oversight of Risk Management.    Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks, and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

While the Board is ultimately responsible for risk oversight, the Board has delegated to the Audit Committee the primary responsibility for the oversight of risks facing the Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures.

Compensation Committee.    The Compensation Committee reviews and approves our compensation policy, changes in salary levels and bonus payments to our executive officers and other management and determines the timing and terms of awards made pursuant to our 2006 Equity Incentive Plan. The Compensation Committee operates under a written charter which is available on our website at www.transgenomic.com. The Compensation Committee currently consists of directors Markin, Sklar and Schuh, each of whom has been determined by the Board of Directors to be independent under the rules of the Securities and Exchange Commission. The Compensation Committee met two times during 2009.

Section 16(a) Beneficial Ownership Reporting Compliance.    Item 405 of Regulation S-K requires disclosure of any known late filing or failure by an insider to file a report required by Section 16 of the Securities Exchange Act of 1934. We believe all Section 16 reports were filed in a timely manner during 2009 except as follows:

Reporting Person	Total Number of Forms Filed Late	Total Number of Transactions Reported Late
Rodney Markin	1	1
Michael B. McNulty	1	1
Antonius P. Schuh	1	1
Jeffrey Sklar	1	1
Greg Sloma	1	1

DIRECTOR COMPENSATION TABLE

The following table sets forth information regarding the compensation paid by us to our Board of Directors for services rendered during the year ended December 31, 2009. Craig Tuttle is also an executive officer of the Company and is not separately compensated for services as a director.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Gregory T. Sloma	$28,500	$1,749	$30,249
Gregory J. Duman(2)	20,250	—	20,250
Jeffrey L. Sklar, M.D., Ph.D	22,500	1,749	24,249
Rodney Markin	28,000	1,749	29,749
Frank Witney(3)	14,341	—	14,341
David P. Pauluzzi(4)	5,000	—	5,000
Michael B. McNulty	9,396	5,248	14,644
Antonius P. Schuh	9,396	5,248	14,644

(1)

Represents the grant date fair value of stock option awards granted in fiscal 2009 in accordance with U.S. GAAP. For valuation assumptions used for the fair value of the awards, refer to our Form 10-K for the fiscal year ended December 31, 2009, Part II, Item 8, Section B – Summary of Significant Accounting Policies, “Stock Based Compensation”.

(2)	Mr. Duman did not stand for re-election at the 2009 Annual Meeting.

(3)	Mr. Witney resigned from the Board of Directors during the second quarter of 2009.

(4)	Mr. Pauluzzi resigned from the Board of Directors during the first quarter of 2009.

Directors who are also our officers or affiliates are not separately compensated for serving on the Board of Directors other than reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Independent directors are paid an annual retainer of $20,000 and they receive reimbursement for out-of-pocket expenses related to attendance at board and committee meetings. Independent directors serving on any committee of the Board of Directors are paid an additional annual retainer of $2,500 unless they are also a chairman of a committee. The Chairman of the Audit Committee receives an additional annual retainer of $8,000 and the chairman of any other committee receives an additional annual retainer of $4,000. All directors’ fees paid annually or quarterly were pro rated for partial periods. In addition, any independent director who attends more than four meetings, which includes committee meetings, per quarter receives a $500 per meeting fee for each meeting attended over the four.

Our non-employee and non-affiliated directors are issued options to purchase 15,000 shares of common stock under our 2006 Equity Incentive Plan upon initial appointment to the Board. These options are typically granted at the next scheduled Compensation Committee meeting. For options granted prior to March 28, 2003, such options vest at the rate of 20% per year of service on the Board. Additional grants were made from time to time so that each non-employee director would hold 15,000 unvested options at any time. Effective March 28, 2003, the options granted to a non-employee and non-affiliated director upon initial appointment to the Board vest at the rate of 33 1/3% per year of service on the Board. Additional annual grants of options to purchase 5,000 shares of common stock will be made on a date reasonably close to the annual shareholders meeting to be determined by the Compensation Committee in its sole discretion, with such options vesting on the third anniversary of the grant. All options granted to non-employee directors have exercise prices that represented the fair market value of our stock on the grant date. Exercise prices on outstanding options granted to our non-employee directors range from $0.45 per share to $13.00 per share. On December 28, 2005, the Company’s directors approved a plan to accelerate the vesting of all outstanding stock options. Aside from the acceleration of the vesting date, the terms and conditions of the stock option award agreements governing the underlying stock option grants remained unchanged. All such options were out-of-the money, and accordingly, the accelerated vesting resulted in no compensation expense since there was no intrinsic value associated with these fixed awards at the date of modification. Accelerating the vesting of these options allowed the Company to avoid recognition of compensation expense associated with these options in future periods.

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table sets forth information regarding the annual and long-term compensation paid by us to our executive officers for services rendered during the two years ended December 31, 2009.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Option Awards(1) ($)	All Other Compensation ($)		Total ($)
Craig J. Tuttle(2)	2009	$325,000	—		—	$17,559	(3)	$342,559
President and Chief Executive Officer	2008	303,314	—		—	25,373	(3)	328,687

Debra A. Schneider(4)	2009	209,333	—		—	3,568	(5)	212,901
Chief Financial Officer	2008	207,778	—		—	7,051	(5)	214,829

Eric P. Kaldjian(6)	2009	210,000	—		—	3,423	(7)	213,423
Chief Scientific Officer	2008	210,795	$10,000	(8)	$113,647	5,420	(7)	339,862

Chad M. Richards(9)	2009	182,250	—		—	11,340	(10)	193,590
Senior Vice President, Sales and Marketing	2008	181,875	30,000	(11)	—	15,469	(10)	227,344

(1)

Figures in all years reflect new Securities and Exchange Commission rules where long-term incentive compensation must be valued based on the grant date fair value of all awards made during the year as opposed to the accounting expense for all awards that has been in prior years.

(2)	Mr. Tuttle joined the Company as President and Chief Executive Officer on July 12, 2006.

(3)

Amounts paid to Mr. Tuttle in 2009 and 2008 consisted of an automobile allowance as provided in his Employment Agreement, a 401(k) matching contribution, group life insurance and long term disability insurance.

(4)	Ms. Schneider joined the Company as Chief Financial Officer on December 4, 2006.

(5)	Amounts paid to Ms. Schneider in 2009 and 2008 consisted of a 401(k) matching contribution, group life insurance and long term disability insurance.

(6)	Dr. Kaldjian joined the company as Chief Scientific Officer on December 31, 2007.

(7)	Amounts paid to Dr. Kaldjian in 2009 and 2008 consisted of a 401(k) matching contribution, group life insurance and long term disability insurance.

(8)	Represents one-time signing bonus paid to Dr. Kaldjian pursuant to the terms of his Employment Agreement.

(9)	Mr. Richards joined the company as Senior Vice President, Sales and Marketing on October 8, 2007.

(10)	Amounts paid to Mr. Richards in 2009 and 2008 consisted of an automobile allowance, a 401(k) matching contribution, group life insurance and long-term life insurance.

(11)	Represents a one-time signing bonus of $10,000 and a commission payment based on sales achievement of $20,000.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth certain information concerning outstanding option awards held by the executive officers of the Company whose compensation is reported in the Summary Compensation Table as of December 31, 2009.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
	Exercisable	Unexercisable
Craig J. Tuttle	200,000	—	—	0.69	8/31/2016
Craig J. Tuttle	200,000	—	—	0.75	1/16/2017
Craig J. Tuttle	93,602	106,398	—	0.66	7/11/2017
Debra A. Schneider	100,000	—	—	0.42	12/3/2016
Debra A. Schneider	66,667	33,333	—	0.71	5/31/2017
Debra A. Schneider	66,667	33,333	—	0.53	12/6/2017
Eric P. Kaldjian M.D.	66,667	33,333	—	0.53	12/30/2017
Eric P. Kaldjian M.D.	33,334	66,666	—	0.86	6/1/2018
Eric P. Kaldjian M.D.	33,334	66,666	—	0.56	12/8/2018
Chad M. Richards	133,333	66,667	—	0.69	10/7/2017

Equity Incentive Plan and Other Compensation Plans

2006 Equity Incentive Plan.    The Company’s 2006 Equity Incentive Plan (the “Plan”) allows the Company to make awards of various types of equity-based compensation, including stock options, dividend equivalent rights (“DERs”), stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance units, performance shares and other awards, to employees and directors of the Company. The Plan was adopted in 2006 as a modification of the Company’s 1997 Stock Option Plan (the “Prior Plan”). In addition to providing for additional types of equity-based awards, the Plan increases the total number of shares of common stock that the Company may issue from 7,000,000 under the Prior Plan to 10,000,000 shares under the Plan; provided, that no more than 5,000,000 of such shares may be used for grants of restricted stock, restricted stock units, performance units, performance shares and other awards. Outstanding options exercisable for a total of 3,331,731 shares of our common stock are outstanding at the Record Date, of which 2,742,005 may be exercised at this time. Outstanding options have exercise prices ranging from $0.36 to $13.00 per share.

The Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”) which has the authority to set the number, exercise price, term and vesting provisions of the awards granted under the Plan, subject to the terms thereof. Either incentive or non-qualified stock options may be granted to employees of the Company, but only non-qualified stock options may be granted to non-employee directors and advisors. However, in either case, the Plan requires that stock options must be granted at exercise prices not less than the fair market value of the common stock on the date of the grant. Options issued under the plan vest over periods as determined by the Compensation Committee and expire ten years after the date the option was granted. Compensation expense is based on the calculated fair value of the awards as measured at the grant date and is expensed ratably over the service period of the awards (generally the vesting period). If the option holder ceases to be employed by the Company, the Company will have the right to terminate any outstanding but unexercised options.

Employee Savings Plan.    The Company maintains an employee savings plan that is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. This plan allows for voluntary contributions up to statutory maximums by eligible employees. We match a specific proportion of these contributions, subject to limitations imposed by law. We may make additional contributions to the savings plan on behalf of our employees if our Board of Directors decides to do so. For the years ended December 31, 2009 and 2008, Company contributions to the 401(k) plan were $73,933 and $159,215, respectively. Effective June 1, 2009 we discontinued matching 401(k) contributions for the remainder of 2009 due to our expense reduction initiatives.

Employment Agreements

We have entered into employment agreements with Craig J. Tuttle, our President and Chief Executive Officer, Debra A. Schneider, our Chief Financial Officer, Vice President, Secretary and Treasurer and Eric P. Kaldjian M.D., our Chief Scientific Officer. Mr. Tuttle’s employment agreement was renewed for an additional two years ending on July 12, 2010. Ms. Schneider’s employment agreement was renewed for an additional one year ending on December 4, 2010. Dr. Kaldjian’s employment agreement was renewed for an additional one year ending on December 31, 2010. Each employment agreement provides that the executive officer will be entitled to receive severance payments from the Company if his or her employment is terminated involuntarily except if such termination is based on “just cause”, as that term is defined in the employment agreement. The severance payment payable in such circumstances is equal to their annual base salary at the time of termination and will be paid to them over a twelve-month period. The employment agreements provide that the severance payment provisions will be honored if the Company is acquired by, or merged into, another company and their positions are eliminated as a result of such acquisition or merger. These severance payments are designed to provide the executive officers with an amount of cash sufficient to provide for living expenses and other needs which would normally be paid from his or her monthly base salary payments in situations where the executive officer’s employment was not terminated voluntarily. In addition, the payments are designed so as to not exceed the maximum amount which may be paid without imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code or resulting in a loss of the Company’s income tax deduction for any portion of these payments under Section 280G of the Internal Revenue Code if such payments are made after, or in contemplation of, a change of control transaction. Mr. Richards does not have an employment agreement with the Company.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of Gregory T. Sloma, Rodney S. Markin, M.D., Ph.D., and Michael B. McNulty, each of which is an independent director of the Company under the rules adopted by the Securities and Exchange Commission.

The Company’s management is responsible for the preparation of the Company’s financial statements and for maintaining an adequate system of internal controls and processes for that purpose. McGladrey & Pullen LLP (“McGladrey”) acts as the Company’s independent auditors and they are responsible for conducting an independent audit of the Company’s annual financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on the results of their audit. The Audit Committee is responsible for providing independent, objective oversight of both of these processes.

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2009 with management of the Company and with representatives of McGladrey. Our discussions with McGladrey also included the matters required by Statement on Auditing Standard No. 114. In addition, we received written disclosures and a letter from McGladrey regarding its independence as required by Independent Standards Board Standard No. 1 and this information was discussed with McGladrey.

Based on the foregoing, the Audit Committee has recommended that the audited financial statements of the Company for the year ended December 31, 2009, be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

Gregory T. Sloma

Rodney S. Markin, M.D., Ph.D.

Michael B. McNulty

PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board of Directors has appointed McGladrey & Pullen LLP to be our independent auditors for 2010. We are asking our stockholders to ratify the appointment of McGladrey & Pullen LLP. The ratification of the appointment of our auditor requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against ratification. Broker nonvotes will not be considered shares entitled to vote with respect to ratification of the appointment and will not be counted as votes for or against the ratification.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of McGladrey & Pullen LLP as the Company’s independent auditors for 2010.

Representatives of McGladrey & Pullen LLP are expected to be present in person or by telephonic conference at the Annual Meeting and will be provided an opportunity to make a statement and to respond to appropriate inquiries from stockholders.

Accounting Fees and Services

The following fees were billed or were expected to be billed by McGladrey & Pullen LLP, our current accounting firm, to us for professional services provided during 2009 and 2008.

Audit Fees.    McGladrey & Pullen LLP billed us a total of $188,607 and $286,127 in 2009 and 2008, respectively, for professional services rendered for the audit of our annual financial statements for those fiscal years and to review our interim financial statements included in Quarterly Reports on Form 10-Q filed by us with the SEC during that year.

Audit-Related Fees.    McGladrey & Pullen LLP billed us a total of $7,500 and $13,625 in 2009 and 2008, respectively, for audit-related services. Audit-related services generally include fees for the audits of our employee benefit plans and fees incurred in connection with services associated with SEC registration statements, periodic reports and other documents filed with the SEC.

Tax Fees.    McGladrey & Pullen LLP billed us a total of $34,760 and $30,000 in 2009 and 2008, respectively, for tax services. Tax services consist primarily of planning, advice and compliance, or return preparation, for U.S. federal, state and local, as well as international jurisdictions.

All Other Fees.    McGladrey & Pullen LLP did not render any services other than the services described above in 2009 or 2008.

The following fees were billed by Deloitte & Touche LLP, our former auditor, to us for professional services provided during 2008:

Audit-Related Fees.    Deloitte & Touche LLP billed us a total of $12,100 in 2008 for audit-related services. Audit-related services generally include fees for the audits of our employee benefit plans and fees incurred in connection with services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and research consultation on proposed transactions.

Tax Fees.    Deloitte & Touche LLP billed us a total of $32,214 in 2008 for tax services. Tax services consisted primarily of planning, advice and compliance, or return preparation, for U.S. federal, state and local, as well as international jurisdictions. The tax fees in 2008 were primarily related to the Internal Revenue Service audit for the year ended December 31, 2006.

All Other Fees.    Deloitte & Touche LLP was engaged to assist us with internal control consulting services in connection with the Sarbanes-Oxley Act of 2002. Deloitte & Touche LLP billed us a total of $27,985 in 2008 for these consulting services. Deloitte & Touche LLP did not render any services other than the services described under the above captions in 2008. We did not use Deloitte & Touche LLP for any services in 2009.

The Audit Committee approved all services provided by McGladrey during fiscal year 2009 and has determined that the provision of these services did not adversely affect McGladrey’s independence. It is currently the policy of the Audit Committee to review and pre-approve all services provided by the independent auditor to the Company in order to assure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by the independent auditor has received general pre-approval, it will require specific preapproval by the Audit Committee. Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to our Bylaws, stockholder proposals submitted for presentation at the Annual Meeting, including nominations for directors, must be received by our corporate Secretary at the address of our home office no later than 35 days prior to the date of the Annual Meeting. If less than 35 days’ notice of the Annual Meeting is given, then stockholder proposals must be received by our corporate Secretary no later than 7 days after the mailing date of the notice of the Annual Meeting to stockholders. Any stockholder nomination for director must set forth the name, age, address and principal occupation of the person nominated, the number of shares of our common stock owned by the nominee and the nominating stockholder and other information required to be disclosed about the nominee under federal proxy solicitation rules.

In order to be included in our Proxy Statement relating to next year’s annual meeting, stockholder proposals must be submitted in writing by December 15, 2010 to our corporate Secretary at the address of our home office. The inclusion of any such proposal in our proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

OTHER MATTERS

Management does not currently intend to bring any matter before the Annual Meeting other than those disclosed in the Notice of Annual Meeting of Stockholders, and it does not know of any business which persons, other than the management, intend to present at the meeting. The enclosed proxy for the Annual Meeting confers discretionary authority on the Board of Directors to vote on any matter proposed by stockholders for consideration at the Annual Meeting.

We will bear the cost of soliciting proxies for the Annual Meeting. To the extent necessary, proxies may be solicited by our directors, officers and employees, but these persons will not receive any additional compensation for such solicitation. We will reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our common stock. In addition to solicitation by mail, we will supply banks, brokers, dealers and other custodian nominees and fiduciaries with proxy materials to enable them to send a copy of such materials by mail to each beneficial owner of our common stock that they hold of record and will, upon request, reimburse them for their reasonable expenses in so doing.

Stockholders may communicate with any director, including the Chairman of the Board and the chairman of any committee of the Board, by sending a letter to the attention of the appropriate person (which may be marked as confidential) addressed to our corporate Secretary at our home office. All communications received by the corporate Secretary will be forwarded to the appropriate directors. In addition, it is the policy of our Board of Directors that whenever possible directors attend, and be available to discuss stockholder concerns at, the Annual Meeting. All Board of Director members attended last year’s Annual Meeting.

Our Form 10-K, as filed by the Company with the Securities and Exchange Commission, is included in our Annual Report that is being delivered to our stockholders together with this Proxy Statement. The Form 10-K is not, however, to be considered part of this proxy solicitation material.

None of the information set forth in this Proxy Statement under the heading “Report of the Audit Committee” is deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or to the liabilities of Section 18 of the Securities Exchange Act of 1934 (the “1934 Act”), and this information will not be deemed to be incorporated by reference into any prior or subsequent filing by the Company under the Securities Act of 1933 or the 1934 Act.

By Order of the Board of Directors

Debra A. Schneider, Chief Financial Officer,

Vice President, Secretary and Treasurer

Omaha, Nebraska

April 15, 2010

TRANSGENOMIC, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 19, 2010

9:30 A.M., Central Daylight Time

Transgenomic, Inc.

12325 Emmet Street

Omaha, Nebraska

revocable proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF TRANSGENOMIC, INC. FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, MAY 19, 2010 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby authorizes the Board of Directors and Chief Executive Officer of Transgenomic, Inc. (the “Company”), or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Annual Meeting of Stockholders of the Company to be held at the offices of Transgenomic, Inc., 12325 Emmet Street, Omaha, Nebraska on Wednesday, May 19, 2010, at 9:30 a.m., Central Daylight Time, and at any adjournment of said meeting, and thereat to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, in accordance with the instructions below and on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR.

This proxy is revocable and the undersigned may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Should the undersigned be present and want to vote in person at the Annual Meeting, or at any adjournment thereof, the undersigned may revoke this proxy by giving written notice of such revocation to the Secretary of the Company on a form provided at the meeting. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting of Stockholders of the Company called for May 19, 2010, and the Proxy Statement for the Annual Meeting and the Company’s 2009 Annual Report to Stockholders prior to the signing of this proxy.

See reverse for voting instructions.

101228

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò   Please detach here  ò

The Board of Directors Recommends a Vote FOR Items 1, 2 and 3.

1.	ELECTION OF DIRECTOR(S)		☐	Vote FOR all nominees (except as marked)	☐	WITHHOLD authority to vote for the nominee(s)
NOMINEE FOR CLASS I (term to expire in 2013):
	01 Michael B. McNulty	02 Craig J. Tuttle

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	AUDITORS: Ratification of the appointment of McGladrey & Pullen, LLP as the Company’s independent auditors for fiscal 2010.				☐ For ☐ Against ☐ Abstain

3.	To vote, in its discretion upon any other business that may properly come before the Annual Meeting or any adjournment thereof. Management is not aware of any other matters which should come before the Annual Meeting.
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark box, sign and indicate changes below: ☐	Date , 2010

Signature(s) in Box

Please date and sign exactly as your name(s) appear(s) on this proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.